Exhibit 5.1

May 15, 2026

Broadridge Financial Solutions, Inc.
5 Dakota Drive
Lake Success, NY 11042

Ladies and Gentlemen:
We have acted as New York counsel to Broadridge Financial Solutions, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of (i) a registration statement on Form S-3 (File No. 333-289263) (as amended, the “Registration Statement”), (ii) a Prospectus, dated August 5, 2025, forming part of the Registration Statement (the “Base Prospectus”), and (iii) a prospectus supplement, dated May 4, 2026, filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale of $500,000,000 million in aggregate principal amount of the Company’s 5.750% Senior Notes due 2036 (the “Notes”). The Notes are being issued pursuant to an indenture, dated as of the date hereof (the “Base Indenture”), among the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of the date hereof, among the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). In connection with the issuance and sale of the Notes, the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (collectively, the “Underwriters”), entered into an Underwriting Agreement, dated May 4, 2026 (the “Underwriting Agreement”).

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto , other than as expressly stated herein with respect to the issuance and sale of the Notes.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Indenture;

(d)	the Notes;

(e)	the Underwriting Agreement;

(f)	a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware on December 6, 2006;

(g)	a copy of the Amended and Restated By-Laws of the Company as in effect on February 4, 2025 certified by the Secretary of the Company;

(h)	a copy of Resolutions of the Board of Directors of the Company adopted on April 24, 2026 certified by the Secretary of the Company; and

(i)
a copy of a certificate, dated the date hereof, of the Delaware Secretary of State, dated May 1, 2026, certifying the existence and good standing of the Company under the laws of the State of Delaware.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that when the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement the Notes will constitute valid and binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their terms.

The opinion expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and, to the extent relevant for our opinions herein, the Delaware General Corporation Law.

The opinion expressed above is limited to questions arising under the law of the State of New York and the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

In addition, we have assumed (a) that the Indenture has been authorized, executed and delivered by the Trustee, (b) that the Indenture and the Notes constitute valid and legally binding obligations of the parties thereto other than the Company, enforceable against such parties in accordance with their respective terms, and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

The foregoing opinion as to enforceability of obligations of the Company is subject to (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, fraudulent transfer, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  This opinion letter is provided solely in connection with the distribution of the Notes pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters”.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours, /s/ White & Case LLP